UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
January 30, 2009

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	0-10777	99-0212597
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.

220 South King Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 544-0500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 28, 2009, Central Pacific Financial Corp. (the “Company”) and Central Pacific Bank (“CPB”) entered into an agreement with Ronald K. Migita, Chairman of the Board, President and Chief Executive Officer of the Company and CPB confirming the terms of his compensation. The agreement is effective as of August 1, 2008 and provides that Mr. Migita will continue to receive an annual retainer as Chairman of the Board of Directors of the Company and CPB of $160,000 per annum but shall not receive any board or committee meeting fees.  As President and Chief Executive Officer of the Company and CPB, Mr. Migita will receive an annual salary of $1.00 and will be entitled to standard employee benefits and  perquisites available to executives of the Company including an automobile allowance of $1,000 per month and payment of country club membership dues.  In addition, Mr. Migita will be eligible to receive an annual performance based incentive cash payment from $250,000 (if specific targets are achieved) to $375,000 (if maximum performance measures are achieved), annual performance based incentive equity grants or appreciation-based equity grants from $375,000 (if specific targets are achieved) to $562,500 (if maximum performance measures are achieved) and annual full value equity grants ranging from $375,000 (if specific targets are achieved) to $562,500 (if maximum performance measures are achieved).  No incentive cash payments, incentive or appreciation based equity grants or full value equity grants will be earned unless the specific targets set forth in the agreement are achieved.  The targets include the achievement of various quantitative performance measures relating to the business and operations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: January 30, 2009	By:	/s/ Dean K. Hirata
Dean K. Hirata
Vice Chairman and Chief Financial Officer